Exhibit 99.1

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

August 10, 2007

1:00 p.m. EDT

Operator: Good day and welcome to today’s Wheeling-Pittsburgh Second Quarter Earnings Call. This call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Dennis Halpin, Director of Investor Relations. Please go ahead, Mr. Halpin.

Dennis Halpin: Thank you and good morning everybody. Welcome to Wheeling-Pittsburgh’s Conference Call and Webcast covering the second quarter 2007 results.

With me today with prepared remarks are Jim Bouchard, Chairman and Chief Executive Officer; Craig Bouchard, Vice Chairman and President; Paul Mooney, Executive Vice President and Chief Financial Officer; Tom Modrowski, Chief Operating Officer; and David Luptak, General Counsel.

I’m going to ask for a little bit of indulgence because I think there were a number of filings yesterday, so I’m going to probably read some cautionary language here that may take a minute or two.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Certain comments made on this call may contain forward-looking statements within the meaning of Section 21A of the Securities Act and section 21E of the Securities Exchange Act regarding future events or future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from future events or results.

These risks and uncertainties include, among others, factors relating to the company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness, concerns relating to financial covenants or other restrictions contained in its credit agreements, intense competition dependent on suppliers of raw materials, and cyclical demand for steel products, the risks that the business of the company and Esmark will not be integrated successfully or such integration may be more difficult, time consuming or costly than expected, the ability of the combined companies to realize the expected benefits from the proposed combination, including expected operating efficiencies, synergies, cost savings, and increased productivity, and the timing of realization of any of these benefits, lower than expected operating results for the company, the risk of unexpected consequences from the combination of the company and Esmark, and certain other risks identified within section item 1A, Risk Factors, of the company’s annual report on form 10K for the year ended December 31st, 2006, and other reports and filings with the SEC which identify the important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

In addition, any forward-looking statements represent Wheeling-Pittsburgh Corporation’s views as of today only and should not be relied upon as representing the company’s views as of any subsequent date. While Wheeling-Pittsburgh may elect to update forward-looking statements from time to time, the company specifically disclaims any obligation to do so.

Now in connection with the proposed business combination of Wheeling-Pittsburgh Corp. and Esmark, Clayton Acquisition Corp. has filed with the SEC a registration statement on form S-4 and related preliminary proxy statement with the SEC. Stockholders of Wheeling-Pitt and Esmark

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

are urged to read the registration statement, proxy statement prospectus and any other relevant documents, including the definitive proxy statement prospectus, filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information, including information on the proposed transaction as well as participants and their interests in the company and Esmark.

Stockholders will be able to obtain a free copy of the registration statement and related proxy statement, as well as other filings containing information about Wheeling-Pitt and Esmark, at the SEC’s Web site at www.sec.gov. New Esmark, Wheeling-Pitt, Esmark and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Wheeling-Pitt in connection with the proposed business combination transaction. Information regarding the participants in the proxy solicitation and their respective interests may be obtained by reading the registration statement and related proxy statement.

This document shall not constitute an offer to sell or the solicitation of any offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Lastly, please note that this conference call is open to the public and is being broadcast live, both on our Web site at www.wpsc.com, as well as www.investorscalendar.com. It does contain time sensitive information and is being recorded for replay through August 16th by dialing 888-203-1112 or 719-457-0820 and using the pass code 9105648.

With that information down, Jim, I’ll turn the call over to you.

Jim Bouchard: Thank you, Dennis and good afternoon everyone. On behalf of Wheeling-Pittsburgh Corporation and our executive management team, I want to thank you for taking time to join us today to review the company’s performance for the second quarter of fiscal 2007, and share our outlook for the third quarter.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

We will also update you on the progress of the proposed merger of Wheeling-Pitt and Esmark Incorporated, and provide details from our announcement from last week where Wheeling-Pitt and Esmark were successful in partnering with International Investors CVRD (Donbass) and our domestic investor group in purchasing the assets of Miltal’s Sparrows Point facilities. Together with these E2 Acquisition Corporation we are extremely pleased to be a participant in the strategic alliance and foresee some significant benefits for all three companies, our respective customers and the steel industry moving forward. We expect that the ((inaudible)) transaction will close within 45 to 60 days, subject to the approval of the Justice Department and a court-appointed trustee.

First and foremost is the proposed merger with Esmark which will infuse between $50 to $200 million in fresh equity into the combined company. We expect to refinance our revolving credit facility in connection with the merger, which should provide substantial additional liquidity. The merger also brings to Wheeling-Pitt the cash flow from the Esmark companies.

Post merger, there’s also material improvement of the combined company’s balance sheet. The merger is proceeding as planned under all terms and conditions agreed to by the Boards of Wheeling-Pitt and Esmark and our SEC filings and our recent SEC filings. Despite its negative disclosures, it is an important step to achieving the merger.

In addition, we have negotiated a long-term strategic supply relationship with E2 Acquisition Corp. to purchase large volumes of slabs from Sparrows Point at below current market prices. These purchases would begin upon closing of the Sparrows Point acquisition and the logistics are being worked on at this time.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Additionally, we have entered into a vendor relationship with Tube City which has brought stability and improved quality to our scrap supply situation, received a proposal to refinance our bank borrowings before the merger, and three, put in place a $125 million shelf registration statement which would enable us to raise additional debt or equity on relatively short notice.

Before we get underway, I want to introduce the management team members who are here with me today, who will report on the financial and operational performance of the company for the second quarter, our current financing facility and the debt profile, and the critical steps and improvements we’ve been working on since we last updated you in May, to stabilize, re-energize and prepare Wheeling-Pitt for both post merger operations.

Joining me on today’s call from Steubenville is my brother Craig, Vice Chairman and President, Paul Mooney, our Chief Financial Officer, John Goodwin, our CEO of Wheeling-Pitt Steel, Tom Modrowski, President of Wheeling-Pitt Steel and our Chief Operating Office, David Luptak, our General Counsel, will comment on our Massey metal management and Strauss arbitration.

And as you know, this team has been together now for the past seven months, working alongside our partner, the United Steel Workers, to direct all their energy and resources on four key critical areas where the company needs to improve, cost structure, production, facility consistency and employee training, and while the second quarter results are not acceptable to any of us, we have been focusing our efforts to improve production consistency and reduce our operating costs to better prepare us for the long term, increase the production capacity of our EAF facility, improve our supply chain relationships with every customer we have in the company, and continue to deliver training and safety programs to all of our workforce. We will cover these areas in greater detail today.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

You recall that on June 29th we provided revised guidance to the market that the company would not meet its earnings target, and our earnings release from this morning painted a clear picture of those disappointing results. Paul Mooney will speak to those results during his comments and provide you with a breakdown of the financial, shipments and cost of sales during the second quarter.

For the second quarter, I do think it’s important to single out several important factors outside of our control that significantly impacted our ability to produce and ship ((inaudible)) and value added products to our customers during this quarter.

The company had unexpected outages on our EAF and BOF in April, which we advised the market during our first quarter earnings call. Continued soft steel prices during the quarter combined with ((inaudible)) domestic demand across a number of sectors contributed to additional pressures on the company.

High scrap metal prices and poor quality scrap from our previous suppliers place us in a difficult position as we work with our new vendors ((inaudible)) I’m going to hold one second. We have a locomotive moving outside our conference room here, so bear with us. So it should be clear in one minute.

OK. There’s one last toot for the guys here.

High scrap metal prices and poor quality scrap from our previous suppliers placed us in a difficult position as we worked with our new vendor to build up a good quality inventory to meet customer demand for the quarter. As we reported in our earnings release, Wheeling-Pitt’s liquidity position has improved over the past six months despite deteriorating market pricing and our respective results.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

As you know, our auditors ((inaudible)) a going concern qualification in our recent SEC filings. Although I want to stress that we believe we are—we will be able to overcome these liquidity challenges, the immediate infusion of at least 50 million and up to 200 million following the completion of the Esmark merger. While the ongoing concern issue does place additional barriers in front of us, it does not deter us from our goal we set last December to improve our practices, safety and the processes across every facet of the company and to get this company, its workforce and infrastructure ready for post-merger operations.

We knew going into the proxy fight that Wheeling-Pitt’s liquidity position will require an immediate infusion of cash and resources to keep it going until we could complete the merger. We are convinced now more than ever that the merger with Esmark, which has been a profitable company from day one, and Wheeling-Pitt is the best possible solution to stem the recent losses and putting in place our low-cost production processing and distribution business model.

The good news, we are on track to complete the proposed merger of the two companies in October, pending shareholder approval. This will provide us with significant additional liquidity and allow the company to make the investment in capital improvements we need to revitalize the company, compete more effectively, and return us to sustained profitability.

Before turning the call over to my brother, Craig, I would like to quickly cover some important items related to the general market conditions, product demand and pricing, our order book and backlog status, and the anticipated benefits we see from the merger. I will also spend some time talking about Craig’s relinquishing his duties here at Wheeling-Pitt and Esmark to lead the new independent Sparrows Point company.

First of all, a general market update. The overall market we see as stable in the marketplace. Service center and OEM inventories continue to come down. I would use the word “poised”. They are well poised for a rebound, however, that rebound and demand has not materialized yet. Therefore, as you see in the industry, there are spot market openings in the month of August from all the—for most of the major mills for short lead time type items, however, our order book for the month of August is materializing as we speak. It’s coming in slow, but it is materializing close to our business plan level.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Product demand and pricing, basically we look at the demand is off anywhere from about five to 10 percent. I’d classify about five to seven percent. That’s really coming from the service center and the small customers out in the marketplace, and we’re seeing basically that same type of percentage here at Wheeling-Pitt. Our order book, again, as I described, is coming in. It’ll be slightly (off). It is coming in slow, but we’ll be a little bit under our business plan.

Our post-merger slab deal with Sparrows Point will be a major shot in the arm for Wheeling-Pitt. As you know, the global slab market has been very high at close to $500 a ton delivered. Slab availability has not been prevalent and getting spot market slab pricing deals put together in the global marketplace has been difficult due to where hot roll pricing is here in the United States. So having a U.S. domestic slabbing source a couple hundred miles away from Wheeling-Pitt that can deliver slabs down—high quality slabs down for this facility at below the global price of slab will be a major shot in the arm. We’ll improve our productivity on the hot strip mill which is woefully underutilized after all the upgrades it’s gone through and we see as a huge shot in the arm for Wheeling-Pitt in which we’ve been calling for all along.

Dave Luptak, as I said, will discuss the Massey trial verdict which was another major shot in the arm for Wheeling-Pitt, and we’ll also discuss middle management and the status of the Strauss arbitration.

On the salary workforce reduction update, we have accomplished our goal of the $9 million in anticipating savings. That was completed in the second quarter. We actually went over by a couple of people that we had originally anticipated. The headcount reduction with the management workforce was approximately 92, and that was all completed by the end of the second quarter.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

And Craig’s new leadership role within Sparrows Point we are going to sorely miss Craig when he does have to leave Wheeling-Pitt and Esmark to focus his whole attention and efforts on the Sparrows Point acquisition. But this—Craig, obviously having been a CEO of (Newmerics) in New York, has an excellent team of managers at Sparrows Point today which Mittal is leaving fully intact. And Craig has also assembled a first class team of executives from Wheeling-Pitt and Esmark that will be accompanying him to the Sparrows Point acquisition and get that casting capability up and running and get logistics all worked out for Wheeling-Pitt.

Craig is a leader. He’s a leader of this company and will provide excellent leadership for the new organization. So with that, I’m going to give my best regards to Craig. You may not be on the next conference call when we convene due to going over to Sparrows Point and being an independent company.

So at this time I’d like to turn it over to Craig first and then we’ll move on to Paul Mooney after that to discuss some of the detailed financial performance. Craig?

Craig Bouchard: Thanks, Jim. I think that I would like to change my delivery a little bit in this call versus the last couple because of the nature of what’s happening in the credit and equity market today and a lot of uncertainty out there. And because of the announcements of various types, good and bad, that we’ve made over the last week, I’ve been taking calls from the institutional investors of Wheeling-Pitt on a daily basis and having a lot of conversation. And given that generally Wheeling-Pitt is owned by a very high percentage by institutions – the retail component is now very small – the questions tend to be grouped into three categories.

So I thought today I would just take you through the questions that I’m fielding every day and share the answers that I have provided to some investors to those generally that are participating on today’s call. On these calls we also, of course, get analysts and individual investors and

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

reporters and other people signing in, but I’m going to tailor comments to our investors because I think this is a good time to clarify a number of issues and make sure that people understand that we have our plan. We’re proceeding forward with our plan. We like our plan, and our plan’s going pretty well.

The questions I’ll answer are three types in nature. The first is with respect to the merger with Esmark and how is that going. The second set will deal with Wheeling-Pittsburgh’s financial condition, its banks and its liquidity, because I’ve had a number of questions along those lines in the past week and with our announcements. And then thirdly, I’ll comment on Sparrows Point, its structure and the strategic relationships. I hope this will be helpful to all those analysts out there that have to go back to their bosses and talk about our company.

First, very simply three questions: Will the merger close? Why has it taken so long? And will the terms be the same? That I would describe is about 30 percent of the questions I have received this week, and the answers are simple.

We’re moving expeditiously towards the merger. Yesterday we filed our amended S-4 registration statement. That has the answers to all of the questions the SEC has asked us in the full proxy process. They were not an unusual number of questions. That back and forth has gone quite well. We expect to get through the SEC process promptly and get out to shareholder vote for the merger.

I’m often asked what could happen to get in the way of that. I don’t know, but I’m not expecting at this point anything to get in the way. We’ve got two Boards of Directors, those from Esmark and those from Wheeling-Pitt, and I can say conclusively to everyone that there is a unanimous activity and support of the merger on the sides of directors of both companies. So we’re moving forward to close our merger.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Why has it taken so long? This one is a little bit tougher. I have to take everybody—and for those investors that weren’t there in the hostile process last year, just a few comments on this. Our deal is literally the first what they call “hostile reverse tender merger” that’s been successful in the history of Wall Street. That’s the equivalent in layman’s terms of saying that a small private company forced a large public company to merge with it, handing the keys of management and directorship over to the hostile party.

That was a very complex process. It was new. Everybody had not seen it before, and as a result the SEC proxy process, as you might expect and is rightfully so, is a very thick process with lots of questions. And the SEC’s job being to make sure that things are done well, we’ve worked just incredibly thoroughly with them to make sure all data, all information is available to all investors.

So for those that took the painful effort of reading the entire proxy when it was filed in May that was, I don’t know, 500 pages or something. It had lots in there. We followed that up to answer all questions that came out of that, and those questions are answered in the—in what we hope is the final proxy registration statement that we filed yesterday.

Amongst the things in there that took so long were the fact that Esmark, as many people know, is a company that bought 10 companies over a period of three years’ time in the service center in converter markets through the Midwest. Those were all private companies, and the majority of those did not have audited statements. They had unaudited statements, and that’s normally the case for smaller family owned companies which are the types of companies that we’ve purchased. When have a 100 percent private owner doing his own books, he often—he often doesn’t care if his audit is audited or unaudited. And so a number of companies we had purchased were like that.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

So to go through the SEC process we actually went back and did a full audit of each and every one of those companies to be included in the proxy process. Of course all of those audits came through very cleanly. It was an unqualified audit and as is Esmark’s. And so—but that process took us probably three months longer than we thought it would at the beginning. It wasn’t as easy as we had hoped.

In any event, all that work has been done. Our proxy work is complete. It’s before the SEC, and we hope now to move smoothly through. If we—if we meet what we hope to be the timing, the merger would be completed in late September or the very first part of October. That’s our goal, and we hope that we can reach those dates for everybody. Merger means completion of the shareholder votes successful and then closing of the deal. That’s why it’s taken so long.

Now, to a key question, will the terms be the same. And the answer to that is absolutely yes. There’s been no discussion of any change in the terms that were contracted between the two companies. I think that those that followed the proxy in the early stages realized there’s an exchange of shares between the companies at the merger. There is a rights offering of $200 million which allows the existing shareholders of Wheeling-Pitt to buy into the transaction at a share price which we’ve not determined will be $19, $1 less than Esmark is accomplishing in its valuation of Wheeling-Pitt at the merger.

And along with that we have a share repurchase agreement which is $150 million in scope. If that, therefore, at the merger we have 200 million coming in, as you’ve read in the proxy, Franklin Mutual Shares LLC is back stopping the rights offering, so it’s an underwritten rights offering. If all—if all the shareholders exercised what they would—and participated in the share repurchase plan, as much as $150 million of that could go out, so we have at least $50 million of equity coming into the Company at the merger and potentially 200.

Franklin Mutual, as you read in their proxy, is the majority owner of Esmark, participates on our Board and has been very positive and strong and helpful to us in both originating the deal and worked with us to—as Board members to help us get it done, as have all the other Board members. So we’re very comfortable about moving forward, and we just can’t wait to get the merger done, and we’re almost there.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Second set of questions. How is Wheeling-Pitt doing on liquidity, because there have been a number of things in the press? When I turned on my machine this morning, much like the analysts out there in the crowd, I saw—I saw a Web article that said, “Wheeling Losses May Complicate Esmark Deal.” It was an inaccurate story. I don’t agree with virtually anything in there, but I think it clearly misstates what’s happening with respect to our confidence in the merger and the terms of the merger.

Our merger at Wheeling-Pitt is not contingent on financing in any way. We have shareholders’ equity coming in. There is no debt contingency with respect to the Wheeling-Pitt-Esmark merger or anything to that effect. So this article that I read this morning – and if there are any others that pop out there – I just think don’t represent the deal very accurately.

When we walked through the door on December 4th of 2006, not that long ago, Wheeling-Pitt had the ability to borrow $19 million under its revolving credit facility with its banks. At the end of the first quarter March – I’m just going to pick a date in between – Wheeling-Pitt had the ability to borrow $26 million under its revolving credit, and it currently has the ability to borrow $39.5 million under its revolving credit facilities. Wheeling-Pitt also has $14 million of cash. So as a result, we’re all sitting around the table saying, “Hey, we’ve continually improved the liquidity of the Company since we began,” but you’ve got some of these articles out there implying that there’s some problem going on. We are comfortable with our liquidity position.

I’m going to just divert for a second for those true analysts, and I’m going to take you exactly through the numbers, because I want no misunderstanding with respect this point. Currently the Company’s receivables are roughly $170 million. Gross inventory is roughly $300 million, meeting total collateral that is used to fund our working capital facility. Wheeling-Pitt is roughly $470 million.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

There is a borrowing base formula. They take a percentage of receivables and a percentage of inventory in the way ABL facilities normally work, which is what this is. That net eligible collateral for us is roughly $288 million right now. We have maximum availability, however, under our revolving credit of $225 million and a provision related to covenants that suppresses that availability if we don’t meet a fixed charge coverage ratio of $50 million.

So therefore at this moment we have 158—or roughly $158 million borrowed under the revolving credit. We have $27 million under our letter of credit facility for normal businesses which means that the maximum availability after all of our borrowings is $89 million. You take away 50 million from that, and it leaves us with $39 million of availability that we can borrow today under our revolver.

Some people were getting all those numbers confused, so I’m sorry to divert and give you all those numbers, but I want everybody to understand that the Company is in that position of liquidity which is in essence better than when we came in which was better at the end of the first quarter which is better today. And we look forward to making it better as we go forward.

Will the Company refinance its debt? I want to clarify and make sure everybody understands this. I’ll just take another steel company that I now have become comfortable and knowledgeable with. That’s Sparrows Point, roughly the same size as Wheeling-Pitt. We have just put in place a $475 million revolving credit ABL facility of the same nature as Wheeling-Pitt for Sparrows Point. That’s a normal facility for a company of that size.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Wheeling-Pitt’s facility, however, unfortunately, because of the government guarantee loan process and the way that it was established with the long and the short-term creditors way back when, capped borrowings under the revolver at $225 million. In my view that is an unusual and inefficient number for the Company, but that has been the constraint that has existed for the Company now for actually a quite long period of time.

So Jim and I and Mike DiClemente and Paul Mooney, as a I said, have spent a lot of time talking about this over the months, and we decided to go out. Hey, let’s just go out there. The government’s been great to us. It’s time to get rid of the government crutch. Let’s refinance the government guarantees out of this and let’s see if we can get a bank group together that will do that, and that’s what we’ve been working on.

We have received a proposal from our lead bank to—and our other banks to refinance that facility. We’re looking at it now. We’re going to go forward and work to put that facility in place, but it is not related to yesterday’s announcements in any way, shape or form. We’ve been working on it for a long time. We don’t think we need the crutch of the government guarantees for our company. We’re going to stand on our own in the marketplace. When we do that, the revolving credit availability will go significantly up from where it is, because the company has an usually large amount of collateral that it can’t access today in its borrowings.

So we’re going to proceed and do that. My goal is to get it done before the [Esmark merger] which is in the near term, obviously because of that deadline. If not, we’ll do it exactly at the merger, or shortly thereafter. It’s just a matter of how quickly the merger happens, not how quickly we get those contracts signed. But we’re working on it, and I’m not concerned about it.

We have great banks in the company. As everybody knows, many people know our lead banks are JP Morgan and GE. They’ve been strong supporters of what we do. And we enjoy our banking relationships and they are very comfortable and good relationships.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Let me go over to Sparrows Point, and then I won’t take too much more time here. I get a bunch of questions there, but the first one is, how did you pull this off? There were between 10 and 14 bidders for the company. They were all global first class players in the steel marketplace. Most of them were large foreign players. There were a couple of Americans in there trying, the process unfolded over a long period of time. There was an RFP out of the – amongst the global steel industry players. That process was diligent, it was thorough. Mittal explored each and every opportunity to get the best deal for its company and to get somebody in there that would be a competitive player in the U.S. tin market. And we went in there and slugged away and we tried to win that company.

Esmark and Wheeling-Pitt both were involved in the foundation of the company E2, E2 Acquisition Corp. In fact, at the beginning Wheeling-Pitt and Esmark opened all of it when it was a shell. And then we went into the marketplace to find the strategic players, that we felt could build a very strong company for E2 but also in its partnerships with Wheeling-Pitt and with Esmark. In the steel market today, raw materials is the name of the game, and we went out and found that we think is the best raw materials company in the world, and that’s CVRD. They participated in a major way in the company. They have announced a $270 million equity purchase in the new company. They are not the majority shareholder in the new company. There are no majority shareholders.

Secondly, we went to a company that we’ve had a very strong and good relationship with. We announced earlier in the year, going – IUD Donbass as the – with the non binding letter of intent supplier of slabs to Wheeling-Pitt. Jim and I met with them many times in recent times, and they had a very strong interest in a strategic relationship with our company. They came in with a major equity investment in the new Sparrows Point Company.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Thirdly, as you know, Franklin Mutual Shares LLC is the largest investor in Esmark, a controlling investor in Esmark and one of the strongest supporters anybody has ever had out there as we built our company. They have come in with a major investment in the Sparrows Point acquisition. There are other parties involved, although not many. Durham Capital is an excellent institutional investor’s participated. And I personally participated in taking what, for me, is a significant equity investment in the new Sparrows Point company.

A couple of points on structure because I’ve had a lot of questions about this. The total equity investment in the new Sparrows Point company E2 Acquisition Corp is $790.5 million. Long term debt raised by institutional investors is $365 million. We put in place a $475 million ABL short term working capital facility, of which we will borrow roughly 225 million at close, which leaves the majority of that facility un-borrowed and available for funding the growth of the company. We will make a number of strategic improvement’s to Sparrows Point now that is has become such an important piece of our whole picture. I won’t go into those today but I’d be happy to entertain anybody that wants to come and visit and take a look at our new investment.

It was very important to us, and Jim and I, as many people, have always had the philosophy of having more equity than debt. This is the case at Sparrows Point. It will eventually be the case at Wheeling-Pitt and Esmark. And in any future acquisitions that I think either side do, it’s part of our corporate mentality.

Now to the current crisis on Wall Street, which relates to difficulties that started in the sub prime market, straight into the equity and credit markets. And I know that many of our institutional investors are struggling with issues there.

Everybody knows, as well that there have been a lot of deals on Wall Street, that have not been funded and have been delayed because of credit overhang with the major banks and financial institutions.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Sparrows Point was funded by banks and large institutional investors on the credit side with no financing syndication contingencies. Our deal will close rapidly upon approval by the DOJ and the trustee that’s been appointed. There is no syndication risk whatsoever. I have been told by numerous parties on Wall Street that we are the only major transaction completed since July 10 with absolutely no syndication risk.

I want to thank a whole bunch of people in this room, I won’t do it name by name, but it’s almost everybody that is sitting in here that has participated in the due diligence effort and in working with both Mittal and with the financial institutions and with other key strategic parties that turned into investors to make Sparrows Point happen. It is one of the great steel transactions of this decade in my opinion.

Now, finally, to close, I’ll comment on the slab deal, because I get this question a lot. Hey, you’re in the paper, Craig, saying there’s a below market slab deal here. How can you do below market? And the answer is simple. Wheeling-Pitt needs slabs. Sparrows Point is running at a less than full capacity utilization. It is to the benefit of both companies to run at high levels of capacity utilization because it lowers the cost structure of both companies. We are going to accomplish that nearly overnight upon closing of the Sparrows Point deal, and there is a sharing of those great benefits of lowering a cost structure, and that sharing is reflected in the price of slabs which is less than the current global market price. It’s that simple. So it’s something that both companies are going to prosper from. The volume of slabs will make Wheeling-Pitt the single largest customer of Sparrows Point literally over night And it, obviously, as we talked about slabs and their important to the hot strip mill at Wheeling-Pitt, it’s very important at Wheeling-Pitt.

So with that, although the credit markets are swirling, and the equity markets are swirling, and I know you guys have got some problems with your investments out there, we’re all sitting in this room, excited as can be about our future. We’ve got our plan. It’s the same plan. The plan is unfolding as we’ve seen it.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

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We didn’t expect all of the trouble in the market, but it’s a commodity guys, we’ve got to deal with commodity issues. And we are going to go forward and implement the rest of our plan and grow our various companies. With that, I will pass the baton here.

Jim Bouchard: Thank you, Craig. Paul Mooney will now drill down in the financial performance of the company during the second quarter, and provide some insights to upcoming third quarter.

Paul Mooney: Thank you, Jim. Turning to the second quarter results, I’ll continue to talk about sequential comparisons, and to give as good a sense as possible of our results and the trends in our business. Wheeling-Pittsburgh recorded a second quarter net loss of $41.6 million or $2.71 per basic and diluted share, versus a net loss for the first quarter of $59.9 million or $3.92 per basic and diluted share.

Our EBITDA was a negative 26.2 million, slightly behind earnings expectations provided in our press release of June 29, as Jim has already indicated, but a $17.2 million improvement from the first quarter. Our second quarter shipments of $684,000 were up 13 percent from the 603,900 shipped in the first quarter. Second quarter revenues of $467 million were 17 percent higher than first quarter revenues of 398 million. The average price per ton of steel shipped in the second quarter was $682 a ton, versus $659 per ton in the first quarter, a $23 increase.

(Atwall) selling prices increased $19 per ton to $526 in the second quarter up from 507 in the first. This increase along with an overall higher priced product mix resulted in the $23 increase in average selling prices I mentioned.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

The cost of sales for steel products in the second quarter was $777 per ton versus 689 in the first quarter, an increase of $18 a ton. With the $23 increase in steel selling prices per ton, steel gross margins improved by $5 a ton quarter to quarter. This accounted for about $2 million of the $17 million improvement at the operating level between the quarters. Per ton increase in steel cost of sales resulted primarily from a $15 per ton increase in metallic costs. Our average purchase costs to scrap in the second quarter increased by $33 per ton from the first quarter. When factored for our cold scrap based production of 51 percent, this translates to an increase of $17 per ton. However, external slab and substrate purchases accounted for 16 percent of our sales volume, reducing the scrap impact $13 per shipped ton.

Our metal margin, which we define as (hot band) selling price minus the cost of purchase ((inaudible)) declined by six percent from $213 in the first quarter to $200 per ton in the second quarter. The additional $15 million improvement in operating income relates primarily to a $19.5 million insurance recovery from the resolution of our business interruption claim relating to our duck work collapse which we recorded in the second quarter, and lower SG&A costs in the second quarter.

The $5.9 million reduction in SG&A was due to a significant decrease in second quarter consulting services, and the absence of severance expenses related to the salary workforce reduction which were recorded in the first quarter.

Second quarter capital spending on the steel side totaled $7 million, bringing year-to-date spending to $13.4 million. Second half spending is expected to be approximately $7 million, makes for full year cap ex of about 20 million. Additionally, we contributed $3 million during the second quarter to our Mountain State Carbon joint venture bringing year-to-date capital contributions through June to 18.5 million. In July, we received repayment of our outstanding loan to Mountain State Carbon along with the dividend which we then used to make a $5.7 million capital contribution.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

So having made $24.2 million in 2007, our remaining committed capital contributions are less than $800,000 and are not expected to be required until 2008. We currently do not anticipate contributions requirements of anything near that level in 2008.

Now Craig has already covered the net availability situation in some detail so I will just move on. It has been our practice to provide comments on our expectations of operating results for the upcoming quarter. Market conditions in 2007 have remained weak for longer than many have predicted. And these unpredictable market conditions together with our efforts to transform our operations, have made it difficult for us to predict our expected operating results.

Any of those who follow the industry are expecting price improvements in the near future, and we share this view. Accordingly, we expect continual improvement in our results with the third quarter. However, having filed our amended Form S-4 yesterday, we expect to be proceeding forward quickly with the shareholder vote on our merger with Esmark. And we are particularly sensitive at this time, to making a specific prediction of third quarter earnings.

With that, I would like to turn the call back over to Jim.

Jim Bouchard: Thank you, Paul. At this time, I’d like to turn the call to Dave Luptak, our Executive Vice President and General Counsel to discuss the Massey litigation and some of the other (litigation), Metal Management and Strauss. Thanks, Dave.

Dave Luptak: Thank, Jim. Let me just talk about three cases in sort of reverse order to what Jim just mentioned them.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

First, the Herman Strauss case, this is an arbitration case that was – commenced in early June. Herman Strauss Inc. was the scrap agent, and scrap handler that was in place when the new management team arrived. Soon after our arrival, we were requested by members of the old management team both in our accounting and audit organizations, that we take a good hard look at the performance of this contract because of concerns - issues that had arisen over the years. As we did that, it became apparent that there were issues that needed to be raised. We brought those to the attention of the individuals at the Herman Strauss organization. After several weeks, I think, it probably stretched to about two months of discussions back and forth. It became apparent, I think, to both sides that there were differences that were not going to be resolved. And there was, what I would call a mutual parting of the ways.

Subsequently in June of this year, June sixth, Strauss filed an arbitration demand alleging that certain amounts were owed to it. They probably beat us to the filing by just a few days. We had actually filed our response and claims, counterclaims on July third. The arbitration proceedings are moving forward. Both sides have chosen their arbitrators, their individual arbitrators, and the arbitrators will then be called upon to pick a neutral third arbitrator and those - that proceeding will be going forward. I can say that we view our claim very seriously and they are significant.

Metal Management would be the second case I’d like to focus on. Metal Management is a scrap supplier that we - as the Herman Strauss situation was rolling to an end, we went to Metal Management with the idea of purchasing scrap through them. Concern was expressed on both sides, on both the individuals for Metal Management and on our side that we enter the market quietly because of the concern that a new player and a relatively large player with an EAF ((inaudible)) entering the market could disrupt pricing and other issues creating a misperception of a shortage of supply, a large increase of demand.

Unfortunately, despite the agreement that this would be handled in a very quiet and professional way, Metal Management moved very abruptly and we think over-aggressively in the market, which unfortunately for all steel makers and in particular the EAF producers caused scrap prices to (raise) ((inaudible)) in that March, April, May timeframe. There were other causes obviously for

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

that price increase, but not insignificant in the way that Metal Management went about that scrap buy. More troublesome to us, however was that the scrap supply, particularly several grades of scrap, there were pretty significant deficiencies. We were getting scrap into by barge, and we’re finding a very high level percentage of the scrap that didn’t meet the specs. In fact, I think at some point, I think that might have reached as high as 35 to 40 percent on the (bush laying), and maybe as much as 60 percent on the bundles.

Eventually it reached the point that we indicated to Metal Management that we would – we would accept no further deliveries of those grades of scrap. We indicated that we would continue to accept deliveries of (plate) and structural as well as shredded scrap, and we continue to pay for that, but we rejected all future deliveries of the (bushling) bundles and a product that they refer to as (“gamber shred”). Within less than 72 hours, a lawsuit was filed by Metal Management in New York State Court. Once again, we have filed a response, that response was filed in late July in which we’ve alleged pretty significant counter claims. And nevertheless, despite the ongoing litigation, we’ve continued to accept deliveries of the (plate) and structural as well as the shredded scrap and continue to make payments to Metal Management.

I think to date those payments are in excess of 30, maybe $31 million total and I think we’ve paid in the $10 million range even since the filing of the lawsuit, so the size of that case has been reduced. The stakes have been reduced significantly in terms of the claims against us, but once again we feel pretty strongly about our counter claims.

Finally turning to the Massey case, this is a case that arises out of a coal supply agreement between Massey’s subsidiary, Central West Virginia Energy Company, ((inaudible)) and subsequently Mountain State Carbon, the (Coke) making joint venture. Most of the claims are rise out – arose out of (shorting) under that agreement during the years 2004 as 2005 as the fuel market became pretty high as well as the raw materials market heated up. It eventually worked its way to a trial, which was commenced in late May. The jury entered a verdict on July 2nd of

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Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

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this year, awarding a ((inaudible)) and (Mountain State compensatory) damages of $119.85 million and awarding punitive damages to both plaintiffs against Massey and Central West Virginia $50 million against each of those defendants. Subsequently on August 2nd on post-trial motions filed by Massey, the trial court has affirmed the punitive damage award and awarded pre-judgment interest that totals a little over $24 million. There was also a counter claim asserted by Massey which was decided during those proceedings of $4.5 million, so that as of this date, the verdict there, the judgment has been entered into the trial court and the Massey litigation total $239 million – actually $239.4 million.

The court has yet to hear the post trial motion on (compensatory) damages. I believe those are – a filing will be some time next week and I suspect that the court will be hearing argument on that in the next week or two. Massey has indicated publicly that they intend to appeal the verdict and we’ll proceed with that appeal if in fact they do choose to go in that direction.

That’s it, Jim.

Jim Bouchard: Thank you, David. I’d like to make one additional comment on scrap, I think everybody can see the numbers starting in February and rapid escalation of scrap prices, you know, $70 to $80 ((inaudible)) market and that’s exactly when we fired up our EAF was the first of February, so, scrap prices moved up dramatically. At the same time, over the past six months, everybody knows the steel market has fallen approximately $50 to $60 a (ton) for a hot roll ((inaudible)) shipped.

I think just in rough numbers when you look at it, like in our second quarter, we shipped approximately 280,000 tons of hot roll and if you look at our EAF, it produces roughly about 100,000 per month or 300,000. So if you see scrap prices going up dramatically in the quarter and you see subsequently what’s happened with the price of steel going down the quarter, the inverse relationship that, you know, scrap and steel price has always kind of gone hand-in-hand

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

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with each other, there’s a tremendous inverse relationship that basically establish in the month of February that continue to (exacerbate) and hurt this company. At the same time, steel price is going down in the marketplace due to inventory corrections at the service centers and at the OEMs combined with overall demand being down. It’s up four, five, seven percent. So, those two combinations created a lethal target on the cost structure, basically with EAF and scrap getting hurt tremendously on both sides of the coin.

At this point I’m going to turn it over to Tom Modrowski who will provide us with an operations update.

Tom Modrowski: Thanks. I’d like to report our progress with EAF, most importantly our performance since April.

As we discussed on our last call, April was a difficult month and are still making (shop). We experienced unplanned delays of both EAF and BOF that affected our second quarter operating performance and financial results.

Following the restart, we experienced much improved operating performance for both May and June, averaging a combined 28 heats per day over the two months. The peak day at the EAF was a record breaking 22 heats.

Consistency has plagued the EAF and we continue to identify and eliminate the equipment and operational root cause sources that have prevented us from achieving the expected production. In addition to our day-to-day efforts, planned outages were scheduled at our primary facilities in July to address the known issues preventing that consistency.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Our blast furnace was idled for 10 turns to perform scheduled refractory and time-based turbo blower repairs. The blast furnace started ahead of schedule with functional (iron) production as anticipated. The EAF was scheduled down for 14 days to perform a complete upper and lower shell change and install critical furnace process control measurement devices to enabled us to improve furnace consistency.

Also (while down) intense operation training occurred covering a multitude of EAF topics ranging from feed materials to alter high powered operations, to hot metal usage in EAFs around the world. The furnace restarted two days early without incident.

Last, our hot strip metal was scheduled down for five days. The critical path job was the mission mill housings for R2, R4 and R5 along with the installation of new ((inaudible)) center (line) and profile gauges. Similar to the blast furnace in EAF, the hot metal restarted early achieving an expected production performance immediately. All outages were completed ahead of schedule and at below planned expenditures and without incident or injury to any of our employees; a great effort by everyone involved.

The outage safety performance didn’t happen by chance. It’s a result of a commitment by all employees both salaried and hourly. Our 10-hour OSHA safety training has and will continue to occur until all employees have attended. To date, in excess of 700 employees have been trained. A new corporate safety director, Jeff Skidmore has been hired to provide leadership to the program. We are pleased with the positive progress we continue to see. Our level of recordable accidents for the first half of 2000 was near our goal of a 50 percent improvement to the 2006 actuals.

In addition to operational improvements, we’ve been working diligently on improving our relative metallic cost. As was mentioned during the second quarter, we initiated a relationship with a new scrap supplier. We also developed methods of analyzing and optimizing our scrap wins, improve scrap logistics and handling, successfully charge blast furnace iron into the EAF, a key component to our long-term strategy and significantly consolidated our steel grades.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

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While we’ve had some difficulty achieving our expected production capability through the EAF, our team is more convinced than ever that this unique process will live up to its potential both in terms of cost and productivity. These actions, in conjunction with a strategic supplemental source of slabs, will give us the ability to increase the utilization of our hot strip mill.

Also during the second quarter, our team is focused on product mix changes, the result of which will increase hot (mill) band gauge and increase cold (roll) with capability. These actions will have the effect of increasing throughput resulting in lower hot mill (band) cost.

To summarize, as Jim stated earlier, our efforts have been focused on reducing our product cost to the various means to describe while simultaneously expanding our product offerings.

Jim Bouchard: Thank you, Tom. In closing, I believe we paint an accurate picture of our increased liquidity, our legal status, and our operating improvements despite the mounting market challenges we faced during the second quarter.

The steps we have been taking over the past few months to align this company’s assets, our resources, our work force, with the vision and our objectives and our ambitious plans moving forward to once again establish Wheeling-Pitt as a viable force in the industry and grow this combined company.

As I stated to you in the past, together with Esmark we will build a much stronger and versatile Wheeling-Pitt in the months and years ahead with a growth strategy and (proven) business (plan) that combines the many mill production assets of Wheeling-Pitt with the service center, converter, finishing assets, and downstream distribution footprint of Esmark.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

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We will not stray from the plan that we believe is the right one for our shareholders, our employees, our investors, and the Ohio/Mon Valley communities. And we truly look forward to continuing our transparent and honest dialogue with our shareholders, the investment community, and the analysts who are critical to our long-term success.

I want to thank all of you on the call today for your interest and attention. I think we are now ready to take any questions. Dennis?

Dennis Halpin: Thanks, Jim. I think that’s a pretty comprehensive job done on the prepared remarks. And since we’re just at the over the hour mark, I think we’ll take you right to the Q&A.

So Rob, if you could just get us started?

Operator: Yes. The question and answer session will be conducted electronically. If you would like to ask a question today, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, it is star one for questions.

And we’ll go first to Mark Parr with KeyBanc Capital Markets.

Mark Parr: Hey. Thanks very much. That was quite a comprehensive update. Thank you for that.

Male: Thank you, Mark.

Mark Parr: And congratulations on the progress. I had a couple of questions, just some little things here and there. You know, is there any public disclosure that you can give on Wheeling’s or Esmark’s equity stake in the E2 or the E2 company?

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Male: I’ll let Craig Bouchard handle that one, Mark.

Craig Bouchard: Yes. These will be in the - as I mentioned when I was speaking in the beginning, they were large percentages of the new company because it was a (shell). As the - Mark, as the equity comes in from the strategic and financial investors, Esmark and Wheeling-Pitt will be diluted down to, you know, small percentages that will be accounted for in - as we’ve disclosed in our announcement.

So they will be small percentages. However, I will add that Wheeling-Pitt and Esmark contributed significantly to the due diligence efforts in making the acquisition happen. The equity that they maintain in the new company going forward is in partial compensation for all of that work and effort and in a large multiple of the actual expense incurred by both companies.

So it’s an excellent - it’s an excellent event for both Esmark and Wheeling-Pitt. And by the way, will become - will become income on the statements as those - as that equity is realized at finish of the deal.

Mark Parr: OK. Terrific. That’s really helpful and another question, if I could. As far as the slab supply agreement, you know, you had used the word below market as far as the pricing several times, Jim. I was wondering if you’d care to elaborate to try to give us a sense of, you know, are we talking about a $400 number or a $495 number?

Could you give us some sense of where the contract is?

Jim Bouchard: Well, right now, you know, we’d say it’s below the global market mark. And so as we get closer, it’s tough to give a number as we speak today because not knowing if the global market price of slabs are going to move up or if they’re going to move down. But it is below the global market price.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

So as you know during the second quarter Wheeling-Pitt had to purchase slabs on the spot market when we had the EAF and the BOF outage. We also produced - purchased hot roll on the outside of supplement so we can meet our orders. We didn’t have to hand back one order.

And so that price would be - would have been below that and it would have been a more positive effect for Wheeling-Pitt had we had the Sparrows Point slabs versus stock market global price.

Mark Parr: OK.

Male: Mark, I would add just one thing to it. You know, we say at close that the market price for those slab shipments, which are going to be about 70,000 tons a month potentially once we’ve ramped up to both companies being able to handle that much volume, the price will continue on a going forward basis to be below the global market prices.

Mark Parr: OK. Just a couple of follow ups along those lines, could you give - do you have any sense of what the cost to produce slabs is at Sparrows Point? And also, is there an air permit in place at this point in time to facilitate the ramp-up of production at Sparrows BOF caster house?

Male: Well, a couple of things. We’re all champing at the bit but we just won last week. So we’ve had our first meeting of our new management team with the existing senior management team at Sparrows Point and begun the discussions and the logistical discussions.

The slab contract itself was part of the closing process with, you know, with the boards of both companies as we went to close. So the slab agreement was put in place very early in the process.

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Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

The implementation of the slab contract is something with, with its volume, it will take a lot of work on both sides. But we’re working on it now such that we can implement as soon as the transaction closes, which, as Jim mentioned once before today, between 45 and 60 days from now.

The cost - the actual cost of Sparrows Point slabs, as you might suspect, that’s a confidential item. I will say that we were pleasantly surprised as we did our due diligence on the ability of Sparrows Point to be competitive in North America at slab production.

Mark Parr: Yes. Well, at least I had to ask, though.

Male: Yes. No, you can keep asking, Mark. Keep asking.

Mark Parr: What about the air permit?

Male: OK on the air permit.

Mark Parr: OK. All right. Terrific. I’m happy to get back in queue. But I did have one more question, if I could.

Male: Sure.

Mark Parr: You know, the going concern qualifications by, is it PW …

Male: Yes.

Mark Parr: …that’s given. I realize that it’s only been a day or so. But I just wonder if you could try to help people give us a little more color on how that could affect your order book with customers looking at that qualified opinion and feeling less or more comfortable actually placing orders on Wheeling-Pitt.

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Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

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And I realize you’ve got kind of this window here in the next, call it, 90 days or so. But, you know, Jim, I know that you had mentioned that you thought that the order book for August was going to be a little below the business plan but yet you expect overall financial performance in the third quarter to be better.

And I’m just - I’m trying to reconcile all these pluses and minuses. And if you could help a little bit on the customer reaction to this PW situation, I’d appreciate it.

Jim Bouchard: Yes. We’ve had - as of today we’ve had no market - no feedback from our customers on the Pricewaterhouse. We have provided, as you know in a release last night showing the increased liquidity of the company and really to talk to our - to inform our vendors and customers.

So we’ve had none today. The order book that I was talking about in August is trending in, again, like the industry, slow but, you know, we had a, as you know, a pretty healthy business plan forward. And, you know, we’re tracking I believe as of today probably only 15,000 tons total, 18,000 tons total for the month of August on our order entries.

So what’s going in the marketplace, I see that as a big positive.

On the July side from the service center shipments came in probably - I think you’ll see service center shipments were bad in July when the numbers are finally released. And Esmark’s numbers were consistent with that.

August has a big shipping month, as you know. We have more days to ship. And so I think we’re going to have a pretty good August. Are we going to hit our aggressive business plan that we, you know, we established last year when we first took over? We may be a little short of that but we’ll be pretty close.

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Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

But on a normal basis, it’s pretty close to the normal operating activity that you would have seen traditionally experienced at Wheeling-Pitt. So we’re very confident there. And again, you know, we’ve had customer orders coming in here since January, and the company was - the facilities were in far worse condition. Our liquidity was in far worse condition.

As Craig demonstrated, I call it trapped liquidity because we have a $225 million line that was put in place at bankruptcy back when steel prices were half of what they were today. Raw materials were half of what they were today. And it’s just insufficient to run it.

But as Craig said today, on eligible working capital at roughly 288 or 290 million, you know, we have another, you know, $70 million that I would call trapped sitting there in the company that we need to unleash.

So we actually have more working capital today. We have more cash than we’ve had all year. And we’ve still got $70 million untapped working capital under an undersized revolver.

So, you know, we’ve been pretty diligent about keeping people updated as they’ve actually seen our hot roll products, the quality of our hot roll products, improve. We’re getting a lot of feedback on what we’re seeing out of our cold roll facilities having improved.

And I think Tom talked a little bit about the safety and quality. We’re - our downstream facilities are, you know, doing very well. So we’re very happy with that. So we’ve actually had - we don’t anticipate since the company’s stronger today and we’ve had no feedback from any customers.

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Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

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Craig Bouchard: Mark, you didn’t ask but I’m going to throw this in just because I think other people will be interested on the going concern, just a quick comment. First, you know, why now? Why did this happen now?

And it happened because as we filed our amended registration with the SEC yesterday, when you do that, you have to have an auditor’s opinion with it. So that’s why the timing.

What happened with respect to the going concern itself was the following. We had a fixed charge coverage ratio. In April of next year, that ratio is measured on a 12 month looking backward basis.

In April of next year when the second quarter of this year is dragged into it, we show the potential of a default. We are not in default of our bank agreement, but we would become so absent any changes by April of next year.

And therefore that caused - that triggered the movement of long-term into the short-term debt category and in essence the going concern opinion. So we had a choice. We could have put a lot of equity in the company. We could have gone out right under our $125 million shelf and just brought equity in and solved the problem for Pricewaterhouse in this case.

But that wouldn’t have been good for the shareholders. We don’t need that dilution. The shareholders don’t need it. And we’re confident in our plan. So we accepted the opinion. We’re moving on. When we close the merger, those concerns, of course, go away.

So that’s why and when.

Mark Parr: OK. Terrific. Thanks very much, Craig.

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08-10-07/1:00 p.m. EDT

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Craig Bouchard: Thank you.

Jim Bouchard: Thanks, Mark.

Operator: Thank you. We’ll take our next question from Brett Levey with Jefferies & Company.

Brett Levey: Hey, guys. You know, in terms of like the quality of the orders here, you know, are you starting to get to the point that you can actually, you know, talk contracts with customers? Or are you basically all in the spot market?

You know, I mean, my sense is that, you know, you’ve got most of the operational fixes done in July and maybe it’s time to start bringing some, you know, longer term customers in to see the plan.

Male: Yes. We’re getting obviously (marketed) to that time of the year which is coming up in the October, September/October timeframe so we can start working on our annual contract for next year.

But right now any OEM, let alone a service center who has OEM business that’s in the six month or annual contractual type business, I see lead times still sitting in August and September.

Nobody - and nobody has - everybody’s poised for the OEM market but it hasn’t materialized when everybody predicted it as in April. Most buyers are just sitting on their hands. They don’t want to go into any annual contracts until they see what’s going to happen.

There are no foreign imports coming in now. So they want to see what foreigners do for the closing navigation. They want to see if the market pops and responds a little bit back. Obviously the financial concerns on Wall Street and what’s happened on Wall Street the last few days and the last couple of Fridays, you know, just everybody kind of sits back and has a wait-and-see attitude.

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Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

But getting into the annual contract, which will be coming up some in September and October, we expect to - and I think I might have stated this before if I haven’t, but we expect to increase the amount of contractual business for Wheeling-Pitt for 2008.

Brett Levey: OK. Is there a target for that in terms of percentage of your order books?

Male: Yes, Brett, that’s going to depend on the price. Obviously if the market stays stable here, and most people believe that the market has bottomed and it’s very consistent and staying in here. And if we see improvement and some pricing spreads start to improve, we’re going to feel more comfortable locking in some longer term pricing if the spreads improve.

But if pricing stays depressed, we see service center inventories continue to come down in the (27) to (25). And I watch obviously - you know, we watch the Esmark ones and Esmark’s at 2.75 right now. And the industry average is three. We see that trending down a little bit farther in the industry and kind of pulling back in behind that.

We know that we’ll see a bump in pricing spreads. And we’ll try to take advantage of that and maximize our numbers. But, you know, it’s just the buyers on one side of the coin and we’re on the other side of the coin.

So we’ve got to make sure when we go into an annual contract, it’s good for this company. And with the current market conditions, I think both sides have a wait-and-see attitude to see - for the market to improve and for steel pricing to move forward.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

The last thing we want to do is lock in a low price now that we have to grapple with all of next year when the steel market goes up $60 or $80 per ton in the fourth quarter, for example. So we’ve got to be real careful we don’t lock ourselves into a bad position either.

Brett Levey: All right. And then, I mean, I think it’s easy to cast you guys as sort of a company with recurring non-recurrings. Obviously it seems like the company is very much, you know, implementing a strategy that you guys want to put in place.

As you look to the balance of this quarter, into the fourth quarter and into 2008, are there any major projects that you look to as being, you know, highly cap ex intensive? And maybe I’ll ask it the other way. What do you think cap ex is for the balance of 2007 and into 2008?

Male: I think you’ll cap ex similar to the first half of the year, maybe a little bit below the first half of the year that Paul had stated earlier, which will be down I think when we initially targeted or beginning of the year when we had a conference call we said roughly $60 to $65 million.

That number will probably be between the $30 to $40 million area on cap ex. So for next year and 2008, the only first thing to do is complete our merger. And then cap ex wise we do plan to bring the blast furnace down for some upgrades in the month of January of this next year.

So that’s the only thing on the proposal now. The rest of the cap ex will be submitted under the business plan back up into the board of directors and approved by the board for next year.

So we haven’t even started putting that plan together. It’s been all hands on deck. Everybody’s been broken into teams. We have over 20 to 30 working teams broken in working on every aspect of the company.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

And obviously with 90 fewer managers in the company, the Union has stepped up and have taken an active position on helping fix this company on those working teams. And so believe it or not, we’re grappling with all the issues to fix this place. And we haven’t even started to focus then on our cap ex program for next year.

But that will be done in the fourth quarter of this year.

Brett Levey: Is there any more planned down time for any of your facilities for the balance of the year?

Male: We do not have any additional planned down time. We have completed the big cap ex on the hot strip mill and the EAF, which Tom talked about, in the month of July. And we do not have any additional big outages for the balance of the year at any facility.

Brett Levey: All right. Thanks very much, guys.

Male: Thanks, Brett.

Operator: Thank you. We’ll take our next question from Michelle Applebaum with Michelle Applebaum Research.

Male: You on there, Michelle?

Operator: All right. She has disconnected. We’ll go next to Bob Richard with Longbow Research.

Bob Richard: Good afternoon and thanks for taking my call.

Male: Yes, Bob.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Bob Richard: Hey, when all is said and done and all the combinations, can you give me a rough number of what your exposure to the tin business is going to be?

Male: Well, right now we’re not looking at the - on E2 or Sparrows Point will be a separate tin company. That’ll be an independent company run so you can get those numbers pulled off the Mittal. I want - (may be in) as you know.

We hold a minority stake and a joint venture with a Korean company Wheeling-Pitt. That company is called Ohio Coatings Company. And that company does roughly about 180,000 tons per year of product. This year will be 150 to 180.

And the target for us for OCC is to get that facility over about 200,000 tons for next year as a preliminary. That is not a business plan put together but a preliminary objective, I believe, with the Korean company and Wheeling-Pitt is to get OCC to approximately 200,000 tons.

But again, we don’t - we’re only looking at OCC right now. Craig will have to discuss the E2 acquisition company and their strategy for that tin business up there. Obviously they will not be combined. They will be separately run entities with several commercial departments and separately priced product at this point.

Bob Richard: And I appreciate your answer. I guess I could have better asked that by saying are you longer term bullish on the tin business? I mean, is that somewhere you want to be?

Male: We think so. We think that there are a couple of longer term contracts that were put in place by competitors at a couple of customers. We’ve heard, you know, from our customers that believe have kept steel price or tin prices down. And we believe longer term that tin will probably regain some traction, not be held down by some of those contracts and, you know, we’ll have increases that they’ve traditionally seen in the marketplace going forward.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

So even though tin consumption has declined, we believe that that has balanced off. And we believe that there is some up side from OCC on tin pricing for 2008.

Bob Richard: OK. Thank you. And just a couple quick follow ups, 30 heats a day out of the EAF, is that still a feasible goal?

Male: That again - that’s with a hot charge. As you know, with the EAF we need to hot charge that facility. That is a maximum capacity design number. I’d say that we are going to focus on bringing it up, probably put a more realistic number in of about 26 heats per day on a hot charge basis.

And again, the facility is rated between 28 and 30. But I’d say next year our plan will be around the 26 heat per day on a hot charge basis.

Bob Richard: OK. Thank you. And one last one, if I could, what do you see (met) coal prices going here? I imagine your contract rolls over here at the end of this year. Where do you see that going?

Male: I’m going to let Mr. Tom Modrowski, who sits on our board over at the coke joint venture, discuss what he thinks.

Tom Modrowski: We have long-term contracts in place for our high (vol) coal. But there’s some volatility at the moment in the low (vol) coal based on some mines that have been damaged with roof cave in. So it’s a little unstable at the moment. And we’re just kind of in a wait-and-see mode.

Bob Richard: OK. Thank you very much. And best of luck.

Male: Thank you.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Male: Thank you.

Operator: Thank you. Once again, it is star one if you do have a question today. Next we’ll go to Philip Gaucher with Del Mar Asset Management.

Philip Gaucher: Hey guys. Congrats - first, congratulations on the Sparrows deal and with the marquis partners of CVRD and Donbass. That’s certainly a huge positive.

I’d like to drill down on the liquidity issue a little bit, if I could, post the Esmark transaction. And correct me if I’m wrong here, but you currently have $53 million in available liquidity. And assuming everyone puts stock back to you, you’ll pick up a minimum of $50 million there.

And Esmark is bringing about $100 million of liquidity and no debt? Is that right?

Male: That’s correct. No long-term debt. So the - in the Esmark merger with Wheeling-Pittsburgh, Esmark has a commitment to bring a minimum of $100 million of net positive working capital. It brings the profitability of this company with it, obviously.

Esmark is currently running at a higher number than that, by the way. And of course it brings its assets into the fold with Wheeling-Pitt. It’s assets are appraised at the service center and converter level in the vicinity of $400 million.

So the combination substantially improves the liquidity of the combined company as well as flip-flops its balance sheet.

Philip Gaucher: OK. So you’re bringing about $400 million of assets in.

Male: That’s correct. Plus working capital for the fixed assets.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Philip Gaucher: On a sort of adjusted run-rate basis, is it safe to assume Esmark is bringing about $40 million in free cash flow?

Male: Well, free cash flow is an odd term. The - I’ll quote - Esmark, of course, being a private company, I’ll quote you where we’re at in the second quarter as sort of the most recent thing I could quote. Our EBITDA to Esmark in the second quarter was about $8 million. And that is after several million dollars of what I would call merger related due diligence expenses.

So that’s where we’re at as of the second quarter. I can’t tell you how the fourth quarter’s going to go. The first quarter was not bad. The first quarter in the service center sector was weaker so we were less than that in the first quarter.

Esmark brings - Esmark is a company that has never had in its history a month in which it lost money. It is a very consistent generator of cash flow.

Philip Gaucher: Great. And then secondly, I want to know how you view some of your hidden assets from a strategic position. More specifically, your 37 percent ownership in Wheeling-Nisshin and your 50 percent ownership in the coke battery.

Are those assets that you feel like you could monetize? Are there buyers for those assets?

Male: Yes. There are buyers for those assets. As you know, Wheeling-Nisshin is one of the highest quality hot (tip) galvanized converters in the United States. Nisshin is a tier one high quality Japanese company. And that facility is obviously a very valuable facility. It was a great joint venture when this company got into it.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

But with what it’s on the books at, it’s very valuable to Wheeling-Pitt. And it’s a very valuable asset. But it is saleable. And there is - I would say that there would be - there isn’t, but there would be interest in Wheeling-Nisshin, the Mountain State’s coke joint venture.

Again, Wheeling-Nisshin has no debt, has no working capital debt, basically runs off of cash. So that whole place is paid for and runs off of cash. They don’t even have a working capital line.

And then if you look at Mountain States Carbon, that facility, which was just rebuilt in excess of $240 or $240 million, was put into it. It is now an excellent coke operation. And again, it has no long-term debt. It has no working capital line. And it is running off of cash also as actually cash flowing pretty well today.

On top of that they have been able to improve the quality of coke coming off the facility. And due to the efficiencies, actually, we’re starting to see some pricing improvements from Mountain States Carbon, which will start hopefully affecting our bottom line going forward and at the same time it’s generating some cash.

So if you look at that and you compare the capacity of that facility of a million to million two versus some announce coke operations of approximately less than a million tons or a million tons, some of those announcements have been roughly, you know, $500 million for a facility like that.

And again, with no debt on it whatsoever it’s a very valuable asset. But it is now producing. That company’s made tremendous strides. It’s now producing a very high quality coke for Wheeling-Pitt, so…

Philip Gaucher: So you would value that asset if you were to sell it at north of $500 million based on past transactions?

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Male: Well, I’m just - there’s transactions - no, there’s people that are looking at building from scratch new coking facilities. And that number’s been thrown out too if somebody’s going to build a million tons of coking capacity in the United States.

Philip Gaucher: OK.

Male: Our capacity is available today. And again, we have not solicited or have been solicited on the coke operation to sell it. But again, it can be sold and is a very valuable asset.

Philip Gaucher: OK. Do you have any idea as to why - I mean, help me understand why wouldn’t monetize that asset. What strategic purpose - I mean, you could obviously monetize it and take a - and have an all-stake agreement from them. I’m just wondering why you would not monetize the asset.

Male: They’re very, you know - they’ve been a very good partner to us. And obviously it was put in place because it’s a well balanced asset on the coke coming over to Wheeling-Pitt. Balances out nicely. And just - we have not explored that at this point. Not to say that we won’t explore it or we can’t explore it, but it’s not been explored at this point.

Philip Gaucher: OK. Thanks a lot, guys and congratulations again on the Sparrows Point transaction.

Male: Thank you.

Operator: Thank you. We’ll go next to Nate Carruthers with Michelle Applebaum Research.

Michelle Applebaum: Hi. It’s Michelle, not Nate.

Male: Hi, Michelle. We got you this time.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Michelle Applebaum: Yes. I actually figured out how to use the phone. I always thought I was born with that in my DNA.

OK. I wanted you to help me reconcile the EBITDA numbers. In your original filing you had I think it was 25.3 million of EBITDA. And then you had a lot of reconciliation to get to the pro forma 77.7 for the year. Do I have that right?

Male: Well, I’m looking. For the year 12/31/06, Michelle?

Michelle Applebaum: Yes. This is the Esmark historicals.

Male: Oh, the Esmark historicals.

Michelle Applebaum: Yes. Sorry about that.

Male: Oh, OK. Can I have the question again? We thought you…

Michelle Applebaum: OK. Your presentations on Esmark show performing EBITDA of 77.7 for 2006.

Male: Not for Esmark. Seventy seven million?

Michelle Applebaum: .7 million EBITDA pro forma for 2006.

Male: No. I don’t think so, Michelle.

Male: No.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Male: We would like Esmark’s EBITDA to be that. But that’s never been in any of the numbers anywhere.

Michelle Applebaum: It wasn’t in the presentation?

Male: No.

Michelle Applebaum: OK. The actual for 2006 was - and what was the - OK, so I’m sitting here looking at a slide that says pro forma 2006 from December, it’s - maybe it’s too small and I’m not reading it right. But it says Esmark 77.7 EBITDA. And then it has like the buildup of all your acquisitions.

Male: What page are you on, Michelle?

Michelle Applebaum: Page four of your December filing.

Male: Are you still kind of at that global thing? No. The December 7 filing? No.

Michelle Applebaum: Form 425 filed December 7?

Male: Yes, I think that is the, I believe, the CEO global form at Goldman Sachs. Is that what you’re referring to?

Michelle Applebaum: Yes, yes, yes. Yes.

Male: Without that in front of us it would be very difficult to do that in the year.

Male: I believe, Michelle…

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Male: That might have been with the acquisition.

Male: They’re looking at a…

Male: Yes, you were looking at - you’re probably looking at something - at that point we were in active discussions, I would say, very far advanced discussions to acquire another service center…

Michelle Applebaum: Oh OK.

Male: …in the Midwest area that had EBITDA of…

Michelle Applebaum: It’s in there. You’re right. That’s 38.7 million.

Male: OK. So roughly about the equivalent to Esmark, you know, so that got us up, if we made that acquisition, into the $70 million area.

Michelle Applebaum: Got it. OK. So that was the difference in your actual EBITDA and the pro forma. So then if you take out the 77 - if you take the 78 million and take out that middle - unknown Midwestern company, you would come up with 40 million EBITDA pro forma for ‘06 if you would add everything for the full year.

And your first six months of ‘07, your actual EBITDA was 10.7, which would imply something less than two times that for the full year because typically the second half has weaker performance in the sector.

And so then that gives you 21.4 EBITDA compared to your pro forma of 40. Am I doing this right? I wanted you to help me understand the, you know, to reconcile because I know there was a lot of non-recurring kind of stuff.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Male: Yes. Well in the first quarter I think you saw all the service centers experience a very difficult first quarter on EBITDA. And I think Esmark obviously experienced a difficult, though profitable, first quarter.

As Craig stated, you know, our EBITDA in the second quarter will be, you know, north of about $8 million. However, there’s probably a couple million dollars still related in accounting. And again, I think Craig stated earlier Esmark has been providing the financial resources for the due diligence for E2 Acquisition Corp. So that’s why they will have - they will maintain an equity interest going forward.

So those are all non - obviously reoccurring type charges. And we believe that the second quarter would have been probably more similar to a $10 million number versus (north of an eight).

So if you normalize it out, first quarter was bad but, you know, we - Esmark, for a normalized quarter, would be making about 10 million per quarter. But again, we’ve had a lot of non-recurring charges related to Wheeling-Pitt, related to the accountants.

Craig talked about the - what had to be done on getting all the certified accounting done on all the Esmark facilities that weren’t under prior ownership. And again, the Sparrows Point acquisition and the Wheeling-Pitt process has been a very expensive process for a service center to go through.

So if you drop all those out, we’re probably more like a $10 million EBITDA performing company.

Michelle Applebaum: OK. Well your actual June was in the S-4, and it said 8391. So you’re saying about a million and a half, two million of kind of deals associated expenses that hit the second quarter.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Male: It’s actually, Michelle, closer to three if we totaled up the whole thing. Remember that we had - going through the first half of the year we had one continuous Wheeling-Pitt related expenses which are significant.

Then we had (Weirton) related expenses. As you remember, we were successful in that effort until the DOJ went a different direction with Mittal. But that was a long and expensive process.

Michelle Applebaum: OK.

Male: And we also had another large service center that, you know, we’ve had this ongoing effort with which received full due diligence. And then finally with the Winner Steel acquisition in which Esmark has acquired an option to purchase with Duferco, Winner Steel, we had an additional large amount of due diligence, so…

Male: And Sparrows Point.

Male: …and Sparrows Point, of course. So as you can see, you know, Esmark - Esmark made itself by buying 10 companies in three years. That process continues. Nobody should expect us to slow down on the acquisition front.

So we are at the, you know, continue to run due diligence expenditures.

Michelle Applebaum: And I would imagine as the deals get bigger, the due diligence costs as a percent of the deal size would come down, right?

Male: Yes. But the growth number goes up.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Michelle Applebaum: The growth number goes up?

Male: Yes. The expenses that we would have incurred for, for instance, Wheeling-Pitt are in the multiple millions of dollars starting…

Michelle Applebaum: OK.

Male: …E2 is easily more than a million dollars in due diligence.

Michelle Applebaum: OK.

Male: Just for Esmark.

Male: Yes. That’s (buying) a company the size of Wheeling-Pitt. So that number is actually reasonable compared to the size of the company. But still it’s, for a service center company, still a very unusual event.

Michelle Applebaum: Yes. Oh, definitely, especially the size difference. Let me ask you another question. The original 400-something page document you filed in May, you know, both Craig and I and Jim and I, we’ve gone through with a lot of questions. And now I get to do it again.

And as excited as I am to do that this weekend, and I am truly excited, maybe you could help direct me to some salient differences between the two.

Male: Oh gosh.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Male: That depends on what color you like, I guess. You know, the essence of the revised filing is the answering of key questions from the DOJ with respect to the main filing in May, right? So that - or the S-4 - I’m sorry, the SEC S-4 filing in May.

Michelle Applebaum: So it’s DOJ questions, not SEC?

Male: Oh no. Sorry. No. SEC. Sorry. I’m mixing Sparrows Point with…

Male: Craig’s getting Sparrows Point on that getting ready for the…

Michelle Applebaum: Get Craig some coffee.

Male: (No, it’s really) Wheeling-Pitt Esmark. No, all SEC questions. And so what you see in there is lots of clarification about Esmark and its mergers and the audited numbers of those things. It’s got some clarification of strategy. It’s got updated numbers up through the second quarter of both companies, which is a big update in numbers, et cetera, et cetera.

But that - the nature of the document is to answer 50-some questions that the SEC filed with us in response to the S-4 registration from May.

Michelle Applebaum: OK. I’ve done a few deals. So I kind of know how the SEC comes back with comments. I’m just trying to figure out, other than updating the numbers, which, you know, the June numbers are terrific, were there other like big changes in the documents that I’ll find if I…

Male: I don’t think so.

Michelle Applebaum: …spend the rest of my life…

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Male: There’s nothing in there that we felt was a very challenging question from the SEC. They were good questions. They were clarification of numbers and strategy and things like this.

But there was nothing that we felt overly challenging, just had to put the numbers and the information together and update the financials for the second - for the quarterlies since the original filing.

Michelle Applebaum: OK. Well, just from superficial look, other than the updated numbers I really didn’t see a lot, so.

Male: Yes. No, there isn’t. I mean, we think our original filing was a good one. And this one answers what we hope are the final questions to the process.

Michelle Applebaum: OK. Terrific. Thank you very much.

Male: Thanks, Michelle.

Male: Thank you.

Operator: Thank you. That is all the time we do have for questions today. At this time, I’d like to turn the program back over to Dennis Halpin for any additional or closing comments.

Dennis Halpin: Thanks, Rob. I know we’ve gone over the normal timeline and the traditional timeline I think of these calls, I think. But the script, the comprehensiveness of it and the ability for us, I think, to just take the questions and answer them has been a pretty engaging one.

Thanks, everybody, for the call. And we’ll talk to you in a couple of months.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

08-10-07/1:00 p.m. EDT

Confirmation # 9105648

Thanks, Rob.

Operator: That does conclude today’s conference. You may disconnect your lines at any time.

END

* * *

The foregoing is a transcript of the August 10, 2007 conference call of Wheeling- Pittsburgh Corporation (the “Company”). While efforts are made to provide an accurate transcription, the transcript may contain typographical mistakes, inaudible statements, errors, omissions or inaccuracies. The Company believes that none of these inaccuracies are material.